                                                                    EXHIBIT 12.1

                  ALASKA COMMUNICATIONS SYSTEMS HOLDINGS, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES

                             (AMOUNTS IN THOUSANDS)

                                                                                                            PRO FORMA   PRO FORMA
                                                 DECEMBER    DECEMBER    DECEMBER    DECEMBER    JUNE 30,   DECEMBER    JUNE 30,
                                                 31, 1999    31, 2000    31, 2001    31, 2002      2003     31, 2002      2003
                                                 --------    --------    --------    --------    --------   --------    ---------
Earnings:
  Income from continuing operations              $(20,395)   $(24,736)   $ (6,928)   $(69,674)   $ 87,472   $(76,682)   $ 86,056
  Add:
    Interest and debt expense                      37,503      61,958      57,565      49,113      27,607     56,121      29,023
    Portion of rents representative of the
      interest factor                                 107         421         380         318         318        318         159

  Less:
    Undistributed earnings of less than
      50% owned unconsolidated subsidiaries           198         303         (69)         --          --         --          --
                                                 --------    --------    --------    --------    --------   --------    --------
Income as adjusted                               $ 17,413    $ 37,946    $ 50,948    $(20,243)   $115,397   $(20,243)   $115,238
                                                 ========    ========    ========    ========    ========   ========    ========

Fixed charges:
  Interest and debt expense per statements
    of income (including allocation of funds
    used during construction)                    $ 37,503    $ 61,958    $ 57,565    $ 49,113    $ 27,607   $ 56,121    $ 29,023
  Add:
    Portion of rents representative of the
      interest factor                                 107         421         380         318         159        318         159
                                                 --------    --------    --------    --------    --------   --------    --------
  Fixed charges                                  $ 37,610    $ 62,379    $ 57,945    $ 49,431    $ 27,766   $ 56,439    $ 29,182
                                                 ========    ========    ========    ========    ========   ========    ========

Ratio of earnings to fixed charges                    0.5x        0.6x        0.9x       -0.4x        4.2x      -0.4x        3.9x
Deficiency of earnings to fixed charges             20,197      24,433       6,997      69,674                 76,682
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The Company did not have registered debt or any operations prior to 1999.